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                                                                     EXHIBIT 12


GTE Northwest Incorporated and Subsidiary
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

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
                                                                  Six Months Ended
                                                                    June 30, 1998
                                                                  ----------------
Net earnings available for fixed charges:
  Income before extraordinary charge                                $    102,900
  Add - Income taxes                                                      59,597
      - Fixed charges                                                     27,324
                                                                    ------------

Adjusted earnings                                                   $    189,821
                                                                    ============
Fixed charges:
  Interest expense                                                  $     25,145
  Portion of rent expense
      representing interest                                                2,179
                                                                    ------------
Adjusted fixed charges                                              $     27,324
                                                                    ============

RATIO OF EARNINGS TO FIXED CHARGES                                          6.95
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